Exhibit 99.1

LM Funding America, Inc. Provides Quarterly Operational and Bitcoin Mining Update for Three Months Ended December 31, 2023

Reports Increase in Bitcoin Holdings to 95.1 BTC valued at $4.0 Million at Year End

TAMPA, FL, January 18, 2024—LM Funding America, Inc. (NASDAQ:LMFA) (“LM Funding” or the “Company”), a cryptocurrency mining and technology-based specialty finance company, today provided a preliminary, unaudited Bitcoin mining update for the three and twelve months ended December 31, 2023.

Metrics *	Three Months March 31, 2023	Three Months June 30, 2023	Three Months September 30, 2023	Three Months December 31, 2023	Twelve Months December 31, 2023
Bitcoin Mined	91.7	106.6	117.1	108.0	423.4
Bitcoin Sold	(64.9)	(111.0)	(106.1)	(103.0)	(385.0)
Bitcoin Purchased	2.0	-	-	-	2.0
Fees	(0.1)	(0.1)	-	-	(0.2)

Bitcoin Holdings	83.6	79.1	90.1	95.1	95.1

Approximate Miners Deployed at Quarter End	3,700	5,230	5,950	5,950
Approximate Deployed Hash Rate at Quarter End (PH/s)	363	543	615	615

*Unaudited

Bruce M. Rodgers, Chairman and CEO of LM Funding, stated, "We continue to make steady progress in our Bitcoin mining operations. In the fourth quarter alone, we mined 108.0 Bitcoin. Over the same time period, the Company sold 103.0 Bitcoin, generating approximately $3.4 million in proceeds. We continue to strategically reinvest the proceeds of our Bitcoin sales back into the business as we position the Company for the upcoming Bitcoin halving event anticipated to occur during the first half of 2024."

The Company estimates the value of its 95.1 Bitcoin holdings were approximately $4.0 million as of December 31, 2023.

About LM Funding America

LM Funding America, Inc. (Nasdaq: LMFA), together with its subsidiaries, is a cryptocurrency mining business that commenced Bitcoin mining operations in September 2022. The Company also operates a technology-based specialty finance company that provides funding to nonprofit community associations (Associations) primarily located in the state of Florida, as well as in the states of Washington, Colorado, and Illinois, by funding a certain portion of the Associations' rights to delinquent accounts that are selected by the Associations arising from unpaid Association assessments.

Forward-Looking Statements

This press release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guaranties of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in the Company's most recent Annual Report on Form 10-K and its other filings with the SEC, which are available at www.sec.gov. These risks and uncertainties include, without limitation, uncertainty created by the risks of entering into and operating in the cryptocurrency mining business, uncertainty in the cryptocurrency mining business in general, problems with hosting vendors in the mining business, the capacity of our Bitcoin mining machines and our related ability to purchase power at reasonable prices, the ability to finance and grow our cryptocurrency mining operations, our ability to acquire new accounts in our specialty finance business at appropriate prices, the potential need for additional capital in the future, changes in governmental regulations that affect our ability to collected sufficient amounts on defaulted consumer receivables, changes in the credit or capital markets, changes in interest rates, and negative press regarding the debt collection industry. The occurrence of any of these risks and uncertainties could have a material adverse effect on our business, financial condition, and results of operations.

Contact:

Crescendo Communications, LLC

Tel: (212) 671-1021

Email: LMFA@crescendo-ir.com